Exhibit 4.1

SECOND AMENDMENT TO WARRANT AGREEMENT

THIS SECOND AMENDMENT TO WARRANT AGREEMENT (this “Second Amendment”), dated as of May 11, 2023, is made by and between Verra Mobility Corporation, a Delaware corporation (“Verra Mobility”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company, as existing warrant agent (“AST”), and constitutes an amendment to that certain Warrant Agreement, dated as of January 12, 2017, by and between Verra Mobility and Continental Stock Transfer & Trust Company, a New York corporation, as original warrant agent (“Continental”), as amended by that certain First Amendment to Warrant Agreement, dated as of January 15, 2020, by and among Verra Mobility, Continental and AST (together, the “Existing Warrant Agreement”). Capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement.

WHEREAS, pursuant to Section 9.8 of the Existing Warrant Agreement, the parties may amend the Existing Warrant Agreement without the consent of the Registered Holders with respect to matters that the parties deem shall not adversely affect the interest of the Registered Holders; and

WHEREAS, Verra Mobility desires to amend the Existing Warrant Agreement to provide the holders of Public Warrants with the option to elect to exercise the Warrants on a “cashless basis.”

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.
Amendment to Existing Warrant Agreement. Section 3.3.1(b) of the Existing Warrant Agreement is hereby amended and restated in its entirety to read as follows:

“(b) in the event of a redemption pursuant to Section 6 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis” or at any other time a holder of Warrants elects to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the difference between the Warrant Price and the “Fair Market Value”, as defined in this subsection 3.3.1(b) by (y) the Fair Market Value. Solely for purposes of this subsection 3.3.1(b) and Section 6.3, the “Fair Market Value” shall mean the average last sale price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which notice of exercise of the Warrant is sent to the Warrant Agent;”

2.
Miscellaneous Provisions.

2.1 Successors. All the covenants and provisions of this Second Amendment by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective successors and assigns.

2.2 Applicable Law. The validity, interpretation and performance of this Second Amendment shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Verra Mobility hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Second Amendment shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of

New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Verra Mobility hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.3 Counterparts. This Second Amendment may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

2.4 Effect of Headings. The section headings herein are for convenience only and are not part of this Second Amendment and shall not affect the interpretation thereof.

2.5 Severability. This Second Amendment shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Second Amendment or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Second Amendment a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

2.6 Effect on Existing Warrant Agreement. Other than as specifically set forth herein, all other terms and provisions of the Existing Warrant Agreement shall remain unaffected by the terms of this Second Amendment and shall continue in full force and effect.

2.7 Entire Agreement. The Existing Warrant Agreement, as modified by this Second Amendment, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

VERRA MOBILITY CORPORATION

By: /s/ Jon Keyser

Name: Jon Keyser

Title: Chief Legal Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By: /s/ Michael Legregin

Name: Michael Legregin

Title: Senior Vice President, Corporate Actions Relationship Management & Operations